Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Christopher Conley, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS THIRD-QUARTER 2014 RESULTS
Record Third Quarter Operating Profit and Earnings
Sales Growth and Margin Expansion
Closing of Acquisitions of Majority Interest in Indesit and Hefei Sanyo

BENTON HARBOR, Mich., October 28, 2014 - Whirlpool Corporation (NYSE: WHR) announced today third-quarter GAAP net earnings of $230 million, or $2.88 per diluted share, compared to $196 million, or $2.42 per diluted share, reported for the same prior-year period. Ongoing business earnings per diluted share(1) increased to a third-quarter record $3.04, compared to $2.72 in the same prior-year period, mainly driven by revenue growth, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Net sales in the quarter were $4.8 billion compared to $4.7 billion during the same prior-year period. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased 4 percent.

"Through continued investments in our industry leading brands and innovative new products, along with disciplined management of our operations, we have delivered another quarter of revenue growth, margin expansion and record earnings," said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation.  "With the recent closings of our acquisitions of majority stakes in Indesit and Hefei Sanyo, we are committed to creating significant value for our shareholders by integrating our technology leadership and broad offering of products to benefit consumers around the globe."

Third-quarter GAAP operating profit totaled $335 million, compared to $313 million in the same prior-year period. Record ongoing business operating profit(2) totaled $387 million, or 8.0 percent of sales, compared to $353 million, or 7.6 percent of sales, in the same prior-year period. Revenue growth, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives were partially offset by higher material costs and unfavorable currency.

During the nine months ended September 30, 2014, the company reported cash used in operating activities of $(128) million compared to cash provided by operating activities of $242 million in the same prior-year period.

OUTLOOK

Whirlpool Corporation has adjusted its full-year 2014 GAAP net earnings per diluted share guidance in order to reflect incremental investment expenses and purchase price accounting (PPA) adjustments related to the acquisitions of majority interests in Indesit Company S.p.A and Hefei Rongshida Sanyo Electric Co., Ltd as well as additional restructuring charges primarily related to integration activities. The company now expects full-year GAAP net earnings per diluted share of $9.40 to $9.90. None of these adjustments impact the company's expectations for ongoing business earnings per diluted share. As such, the company continues to expect to report full-year ongoing business earnings per diluted share of $11.50 to $12.00.

2014 EPS Outlook
Prior GAAP Diluted EPS(i) Guidance	$10.30 - $10.80
Incremental Restructuring Expense	(0.50)
Incremental Investment Expenses	(0.30)
Inventory PPA Adjustments	(0.10)
Current GAAP Diluted EPS(i) Guidance	$9.40 - $9.90
Restructuring Expense	~1.45
Investment Expense	~0.75
Inventory PPA Adjustments	0.10
Brazilian (BEFIEX) Tax Credits	(0.18)
Antitrust Resolutions	0.04
Ongoing Business Diluted EPS	$11.50 - $12.00
(i) Diluted EPS available to Whirlpool.

For the full-year 2014, the company now expects to generate free cash flow(3) of $650 million to $700 million. Included in this guidance are restructuring cash outlays of up to $150 million, capital spending of $675 million to $725 million, U.S. pension contributions of approximately $125 million and the free cash flow associated with the acquisitions of majority interests in Indesit Company, S.p.A and Hefei Rongshida Sanyo Electric Co., Ltd.

"Given our recent acquisitions, the strong underlying fundamentals of our business and growth opportunities in our adjacent businesses, we have created an outstanding platform for profitable growth," said Fettig. "We remain confident in our ability to deliver a record level of performance in 2014 and we will continue to execute our long-term growth strategy to increase shareholder value. We plan to share the details of that strategy at an Investor Day in December."

THIRD-QUARTER REGIONAL REVIEW

Whirlpool North America

Whirlpool North America reported third-quarter net sales of $2.8 billion compared to $2.6 billion in the same prior-year period, an increase of 6.3 percent. Excluding the impact of currency, sales increased approximately 7 percent.

The region reported a record third-quarter operating profit of $304 million, or approximately 11 percent of sales, compared to $289 million, or 11 percent of sales, in the same prior-year period. Ongoing cost productivity and higher unit volumes offset the unfavorable impact of product transitions, higher material costs and unfavorable currency.

The company expects full-year 2014 industry unit shipments to increase by approximately 5 percent.

Whirlpool Europe, Middle East and Africa

Whirlpool Europe, Middle East and Africa reported third-quarter net sales of $785 million compared to $778 million in the same prior-year period. Excluding the impact of currency, sales increased 1.2 percent.

The region reported third-quarter operating profit of $9 million, compared to a break-even operating profit in the same prior-year period. Higher unit volumes, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives more than offset unfavorable product price and mix and unfavorable currency.

The company expects full-year 2014 industry unit shipments to be flat to up 2 percent.

Whirlpool Latin America

Whirlpool Latin America reported third-quarter net sales of $1.1 billion, compared to $1.1 billion in the same prior-year period. Excluding the impact of currency and BEFIEX tax credits, sales increased 3.2 percent.

The region reported third-quarter GAAP operating profit of $118 million, compared to $133 million in the same prior-year period. During the third-quarter of 2013, the company monetized $29 million of BEFIEX tax credits. Ongoing business segment operating profit(4) totaled a third-quarter record of $118 million, or 10.4 percent of sales, compared to $104 million, or 9.4 percent of sales, in the same prior-year period. Improved product price and mix more than offset lower unit volumes and higher material costs.

The company now expects full-year 2014 industry unit shipments to be down 4 to 5 percent.

Whirlpool Asia

Whirlpool Asia reported third-quarter net sales of $157 million compared to $197 million in the same prior-year period. Excluding the impact of currency, sales decreased approximately 22 percent.

The region reported a third-quarter operating loss of $(8) million, or (5.0) percent of sales, compared to an operating profit of $7 million, or 3.8 percent of sales, in the same prior-year period. Strong volume growth and improved product price and mix in India along with ongoing cost productivity were more than offset by a temporary reduction in sales in China, higher material costs and unfavorable currency.

The company expects full-year 2014 industry unit shipments to be flat.

(1) A reconciliation of ongoing business earnings per diluted share, a non-GAAP financial measure, to reported net earnings per diluted share available to Whirlpool and other important information, appears on page 14.
(2) A reconciliation of ongoing business operating profit, a non-GAAP financial measure, to reported operating profit and other important information, appears on page 14.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by (used in) operating activities and other important information, appears on page 16.
(4) A reconciliation of ongoing business segment operating profit (loss), a non-GAAP financial measure, to reported segment operating profit (loss) and other important information, appears on page 15.

THIRD-QUARTER 2014 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation is at the forefront of the home appliance industry - with deep consumer insights and the strongest portfolio of brands worldwide. Our products are uniquely positioned with consumers because they are as inventive as they are practical. We are offering compelling home solutions that expand beyond our core appliance business, delivering innovation that matters to consumers and positioning our company for continued growth and profitability.

Awards and Recognition

•
The KitchenAid brand ultra-fine filter dishwasher with 100% micro filtration received the number one dishwasher rating and recommendation by a leading U.S. consumer publication. Breakthrough technology continuously removes food particles from the wash water, resulting in 18 percent shorter cycles and 35 percent less water use on heavy soils.

•	In July, the Whirlpool brand French door refrigeration category received a No. #1 rating by a leading consumer satisfaction survey institute.

•
Whirlpool Latin America was recognized for the second consecutive year as the best company in the electronics sector by Época Negócios 360 magazine, a leading electronics-focused trade magazine in Brazil.

•	Whirlpool Latin America was recognized for the third consecutive year as a top consumer care company by both Brazilian Consumer Relations Institute & Exame and Consumidor Moderno magazines.

•	Consul and Brastemp brand products won Best Kitchen Product and Best Interface Design in the Brazil idea awards, an annual home electronics innovation awards program.

Product Innovation

•
In North America, the new Whirlpool brand Cabrio top-load laundry pair keeps clothes looking newer longer, effortlessly with Adaptive Wash technology and the industry exclusive ColorLast option. Intuitive touch controls make perfect clothes care simple.

•
The No. 1 rated KitchenAid brand Ultra-Fine Filter dishwasher, available in North America, delivers exceptional cleaning performance with breakthrough micro filtration that continuously removes food particles from water.

•
The new Whirlpool HybridCare clothes dryer with Hybrid Heat Pump technology is designed to regenerate energy during the drying cycle to reduce energy consumption while providing dryer speed and performance flexibility.

•	In Europe, the Bauknecht brand PowerDry dishwasher uses the patented 3D airflow system to deliver the ultimate in energy efficient cleaning and spotless drying - even on plastic.

•
The Whirlpool brand Jet Chef microwave oven, offered in Europe, integrates seamlessly into the kitchen with oven-like aesthetics and functionality and the industry exclusive Chef Menu that provides 90 automatic recipes for perfectly cooked dishes.

•
The Brastemp brand B.Blend multi-beverage dispenser for the Latin America market is the first all-in-one countertop beverage dispenser that allows consumers to create their favorite hot, cold and carbonated drinks.

Product Line Growth & Growth Beyond the Core

•	The revolutionary new portable SWASH Clothing Care System freshens clothes, helps remove wrinkles and restores fit that is lost after wear, in 10 minutes.

•	The newly launched Whirlpool brand premium front-control ranges extend the U.S. slide-in range collection with the patented Fit system - ensuring the best fit in any kitchen.

•	The Whirlpool brand Sirius compact washer provides best-in-class capacity, color protection and dosing features in the high-growth compact 7kg European market segment.

•
The Bauknecht brand Combi Cookceramic cooktops leverage innovation from our European induction ranges to expand cooking zones and accommodate a variety of pan sizes to deliver the largest cooking area in the market.

•
In India, Whirlpool brand's IceMagic refrigerator mixes style with the latest innovations in food preservation, including a PowerCool zone with chilling gel that keeps contents cool up to 12 hours even during power outages.

About Whirlpool Corporation
Whirlpool Corporation is the world’s leading global manufacturer and marketer of major home appliances, with annual sales of approximately $19 billion in 2013, 69,000 employees and 59 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) acquisition and investment-related risk, including risks associated with our acquisitions of Hefei Sanyo and Indesit; (4) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (5) product liability and product recall costs; (6) inventory and other asset risk; (7) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (8) the uncertain global economy; (9) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (10) Whirlpool's ability to maintain its reputation and brand image; (11) fluctuations in the cost of key materials (including steel, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (12) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (13) the effects and costs of governmental investigations or related actions by third parties; (14) Whirlpool's ability to obtain and protect intellectual property rights; (15) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (16) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans;  (17) information technology system failures and data security breaches; (18) the impact of labor relations; (19) our ability to attract, develop and retain executives and other qualified employees; (20) changes in the legal and regulatory environment including environmental and health and safety regulations; and (21) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars, except share data)

	Three Months Ended		Nine Months Ended
	2014	2013	2014	2013
Net sales	$4,824	$4,683	$13,869	$13,679
Expenses
Cost of products sold	3,997	3,837	11,500	11,290
Gross margin	827	846	2,369	2,389
Selling, general and administrative	448	460	1,344	1,334
Intangible amortization	6	5	17	19
Restructuring costs	38	68	101	141
Operating profit	335	313	907	895
Other income (expense)
Interest and sundry income (expense)	(39)	(16)	(78)	(73)
Interest expense	(35)	(43)	(119)	(133)
Earnings before income taxes	261	254	710	689
Income tax expense	26	55	126	27
Net earnings	235	199	584	662
Less: Net earnings available to noncontrolling interests	5	3	15	16
Net earnings available to Whirlpool	$230	$196	$569	$646
Per share of common stock
Basic net earnings available to Whirlpool	$2.92	$2.46	$7.26	$8.11
Diluted net earnings available to Whirlpool	$2.88	$2.42	$7.16	$7.97
Dividends declared	$0.75	$0.625	$2.125	$1.75
Weighted-average shares outstanding (in millions)
Basic	78.4	79.7	78.3	79.6
Diluted	79.6	81.0	79.4	81.0

Comprehensive income	$39	$271	$429	$612

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and equivalents	$987	$1,380
Accounts receivable, net of allowance of $82 and $73, respectively	2,213	2,005
Inventories	2,720	2,408
Deferred income taxes	314	549
Prepaid and other current assets	725	680
Total current assets	6,959	7,022
Property, net of accumulated depreciation of $6,162 and $6,278, respectively	2,986	3,041
Goodwill	1,721	1,724
Other intangibles, net of accumulated amortization of $252 and $237, respectively	1,682	1,702
Deferred income taxes	1,758	1,764
Other noncurrent assets	602	291
Total assets	$15,708	$15,544
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,789	$3,865
Accrued expenses	618	710
Accrued advertising and promotions	409	441
Employee compensation	366	456
Notes payable	486	10
Current maturities of long-term debt	213	607
Other current liabilities	521	705
Total current liabilities	6,402	6,794
Noncurrent liabilities
Long-term debt	2,450	1,846
Pension benefits	760	930
Postretirement benefits	458	458
Other noncurrent liabilities	327	482
Total noncurrent liabilities	3,995	3,716
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 110 million and 109 million shares issued, and 78 million and 77 million shares outstanding, respectively	110	109
Additional paid-in capital	2,502	2,453
Retained earnings	6,186	5,784
Accumulated other comprehensive loss	(1,451)	(1,298)
Treasury stock, 32 million shares	(2,149)	(2,124)
Total Whirlpool stockholders’ equity	5,198	4,924
Noncontrolling interests	113	110
Total stockholders’ equity	5,311	5,034
Total liabilities and stockholders’ equity	$15,708	$15,544

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIODS ENDED SEPTEMBER 30
(Millions of dollars)

	Nine Months Ended
	2014	2013
Operating activities
Net earnings	$584	$662
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	397	397
Changes in assets and liabilities:
Accounts receivable	(302)	(268)
Inventories	(399)	(335)
Accounts payable	44	160
Accrued advertising and promotions	(18)	(1)
Accrued expenses and current liabilities	(161)	9
Taxes deferred and payable, net	40	(101)
Accrued pension and postretirement benefits	(165)	(147)
Employee compensation	(55)	(73)
Other	(93)	(61)
Cash provided by (used in) operating activities	(128)	242
Investing activities
Capital expenditures	(422)	(317)
Proceeds from sale of assets	18	3
Investment in related businesses	(16)	—
Deposit related to acquisition of Hefei Rongshida Sanyo Electric Co., Ltd.	(250)	—
Purchase of interest in Indesit Company S.p.A.	(75)	—
Other	(3)	(39)
Cash used in investing activities	(748)	(353)
Financing activities
Proceeds from borrowings of long-term debt	818	499
Repayments of long-term debt	(606)	(507)
Dividends paid	(165)	(139)
Net proceeds from (repayments of) short-term borrowings	476	(3)
Common stock issued	31	80
Purchase of treasury stock	(25)	(140)
Purchase of noncontrolling interest shares	(5)	—
Other	(13)	(9)
Cash provided by (used in) financing activities	511	(219)
Effect of exchange rate changes on cash and equivalents	(28)	(12)
Decrease in cash and equivalents	(393)	(342)
Cash and equivalents at beginning of period	1,380	1,168
Cash and equivalents at end of period	$987	$826

SUPPLEMENTAL INFORMATION - CONSOLIDATED FINANCIAL STATEMENTS RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing business" measures, including ongoing business operating profit (loss), ongoing business operating margin, ongoing business earnings (loss) before income taxes, ongoing business earnings per diluted share, ongoing business segment operating profit (loss), ongoing business segment operating margin, sales excluding foreign currency and BEFIEX, and free cash flow. Ongoing business measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations and provide a better baseline for analyzing trends in our underlying businesses. Sales excluding foreign currency and BEFIEX is calculated by translating the current period net sales excluding BEFIEX, in functional currency, to U.S. dollars using the prior-year period’s exchange rate compared to the prior-year period net sales excluding BEFIEX. Management believes that sales excluding foreign currency and BEFIEX provides stockholders with a clearer basis to assess our results over time. Management believes that free cash flow provides investors and stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These ongoing business financial measures should not be considered in isolation or as a substitute for reported operating profit (loss), earnings (loss) before income taxes, net earnings per diluted share available to Whirlpool, reported operating profit (loss) by segment, net sales, and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2014. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales.

	Three Months Ended
	September 30, 2014
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$335	$261	$2.88
Restructuring Expense(a)	38	38	0.36
Investment Expense(b)	14	25	0.24
Antitrust Resolutions(c)	—	2	0.02
Normalized Tax Rate Adjustment(d)	—	—	(0.46)
Ongoing Business Measure	$387	$326	$3.04

Ongoing Business Operating Profit, Ongoing Business Earnings Before Income Taxes and Ongoing Business Earnings Per Diluted Share

The reconciliation provided below reconciles the non-GAAP financial measures ongoing business operating profit, ongoing business earnings before income taxes and ongoing business earnings per diluted share, with the most directly comparable GAAP financial measures, operating profit, earnings before income taxes and net earnings per diluted share available to Whirlpool, for the three months ended September 30, 2013. Ongoing business operating margin is calculated by dividing ongoing business operating profit by net sales excluding BEFIEX.

	Three Months Ended
	September 30, 2013
	Operating Profit	Earnings Before Income Taxes	Earnings per Diluted Share
Reported GAAP Measure	$313	$254	$2.42
Restructuring Expense(a)	68	68	0.64
Brazilian (BEFIEX) Tax Credits(e)	(29)	(29)	(0.36)
Investment Expense(b)	1	5	0.04
Antitrust and Contract Resolutions(c)	—	(3)	(0.03)
U.S. Energy Tax Credits(f)	—	—	(0.18)
Normalized Tax Rate Adjustment(d)	—	—	0.19
Ongoing Business Measure	$353	$295	$2.72

Ongoing Business Segment Operating Profit (Loss)

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit (loss) with the most directly comparable GAAP financial measure, segment operating profit (loss), for the three months ended September 30, 2014. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit (loss) by segment net sales.

	Three Months Ended
	September 30, 2014
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Investment Expense(b)	Ongoing Business Segment Operating Profit (Loss)
North America	$304	$—	$—	$304
Latin America	118	—	—	118
EMEA	9	—	—	9
Asia	(8)	—	—	(8)
Other/Eliminations	(88)	38	14	(36)
Total Whirlpool Corporation	$335	$38	$14	$387

The reconciliation provided below reconciles the non-GAAP financial measure ongoing business segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended September 30, 2013. Ongoing business segment operating margin is calculated by dividing ongoing business segment operating profit by segment net sales excluding BEFIEX.

	Three Months Ended
	September 30, 2013
	Segment Operating Profit	Restructuring Expense(a)	Investment Expense(b)	Brazilian (BEFIEX) Tax Credits(e)	Ongoing Business Segment Operating Profit
North America	$289	$—	$—	$—	$289
Latin America	133	—	—	(29)	104
EMEA	—	—	—	—	—
Asia	7	—	—	—	7
Other/Eliminations	(116)	68	1	—	(47)
Total Whirlpool Corporation	$313	$68	$1	$(29)	$353

Footnotes:

a.
During the third quarters of 2014 and 2013, we recorded restructuring charges of $38 million and $68 million, respectively. The earnings per diluted share impacts are calculated based on income tax impacts of $9 million and $17 million, respectively.

b.
During the third quarters of 2014 and 2013, we recognized investment expenses of $25 million and $5 million, respectively, primarily related to the acquisitions of majority interests in Hefei Sanyo and, specifically for 2014, Indesit. The earnings per diluted share impacts are calculated based on income tax impacts of $6 million and $1 million, respectively.

c.
During the third quarter of 2014, we recognized expenses of approximately $2 million related to antitrust resolutions. The earnings per diluted share impact is calculated based on an income tax impact of $0 million. During the third quarter of 2013, we reduced expenses related to antitrust and long-standing contract resolutions by $3 million. The diluted earnings per share impact is calculated based on an income tax impact of $1 million.

d.	During the third quarters of 2014 and 2013, we made adjustments to ongoing business diluted EPS to reconcile specific items reported to a full-year effective tax rate of 24%.

e.	During the third quarter of 2013, we monetized Brazilian (BEFIEX) tax credits of $29 million. The earnings per diluted share impact is calculated based on an income tax impact of $0 million.

f.	During the third quarter of 2013, we recognized $15 million of U.S. energy tax credits. The earnings per diluted share impact is calculated based on an income tax benefit of $15 million.

Free Cash Flow

As defined by the company, free cash flow is cash provided by (used in) operating activities after capital expenditures and proceeds from the sale of assets and businesses. The reconciliation provided below reconciles nine-month actual 2014 and 2013 and projected full-year free cash flow with cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Nine Months Ended September 30,
(millions of dollars)	2014	2013	2014 Outlook
Cash Provided by (Used In) Operating Activities	$(128)	$242	$1,325	-	$1,425
Capital Expenditures and Proceeds from Sale of Assets/Businesses	(404)	(314)	(675)	-	(725)
Free Cash Flow	$(532)	$(72)	$650	-	$700

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